Exhibit 10(v)

STRYKER CORPORATION

TERMS AND CONDITIONS
RELATING TO RESTRICTED STOCK UNITS GRANTED
PURSUANT TO THE 2011 LONG-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED

NON-EMPLOYEE DIRECTORS

1.    The Restricted Stock Units (“RSUs”) with respect to Common Stock of Stryker Corporation (the “Company”) granted to you during 2019 are subject to these Terms and Conditions Relating to Restricted Stock Units Granted Pursuant to the 2011 Long-Term Incentive Plan, as Amended and Restated (the “Terms and Conditions”) and all of the terms and conditions of the Stryker Corporation 2011 Long-Term Incentive Plan, as Amended and Restated (the “2011 Plan”), which is incorporated herein by reference. In the case of a conflict between these Terms and Conditions and the terms of the 2011 Plan, the provisions of the 2011 Plan will govern. Capitalized terms used but not defined herein have the meaning provided therefor in the 2011 Plan.

2.    Your right to receive the Shares issuable pursuant to the RSUs shall be only as follows:

     (a)    If you continue to be a Director, you will receive the Shares underlying the RSUs that have become vested as soon as administratively possible following the vesting date as set forth in the award letter.

(b)     If you cease to be a Director by reason of Disability (as such term is defined in the 2011 Plan) or death prior to the date that your RSUs become fully vested, you or your estate will become fully vested in your RSUs, and you, your legal representative or your estate will receive all of the underlying Shares as soon as administratively practicable following your termination by Disability or death.

(c)    If you cease to be a Director by reason of Retirement (as such term is defined in the 2011 Plan) prior to the date that your RSUs become fully vested, you (or your estate in the event of your death after your termination by Retirement) will continue to vest in your RSUs in accordance with the vesting schedule as set forth in the award letter as if you had continued your service as a Director.

(d)    If you cease to be a Director prior to the date that your RSUs become fully vested for any reason other than those provided in (b) or (c) above, you shall cease vesting in your RSUs effective as of your Termination Date, which shall be the last day of your active service as a Director.

(e)    Notwithstanding the foregoing, the Company may, in its sole discretion, settle your RSUs in the form of: (i) a cash payment to the extent settlement in Shares (1) is prohibited under local law, (2) would require you or the Company to obtain the approval of any governmental and/or regulatory body in your country of residence or (3) is administratively burdensome; or (ii) Shares, but require you to immediately sell such Shares (in which case, the Company shall have the authority to issue sales instructions in relation to such Shares on your behalf).

(f)    You may elect to defer delivery of the Shares that are otherwise issuable upon the vesting date by completing a prescribed deferral election form and returning it to the Company according to the instructions on such deferral election form. The deferral election form will be distributed to you separately. If made, the deferral election shall be irrevocable. You generally shall receive your Shares at such time(s) specified in the deferral election form.

3.    The number of Shares subject to the RSUs shall be subject to adjustment and the vesting dates hereof may be accelerated as follows:

(a)    In the event that the Shares, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise) or if the number of such Shares shall be increased through the payment of a stock dividend or a dividend on the Shares of rights or warrants to purchase securities of the Company shall be made, then there shall be substituted for or added to each Share theretofore subject to the RSUs the number and kind of shares of stock or other securities into which each outstanding Share shall be so changed, or for which each such Share shall be exchanged, or to which each such Share shall be entitled. The other terms of the RSUs shall also be appropriately amended as may be necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind of the outstanding Shares, or of any stock or other securities into which such Shares shall have been exchanged, then if the Board of Directors shall, in its sole discretion, determine that such change equitably requires an adjustment in the RSUs, such adjustment shall be made in accordance with such determination.

(b)    Fractional Shares resulting from any adjustment in the RSUs may be settled in cash or otherwise as the Board of Directors shall determine, in its sole discretion. Notice of any adjustment will be given to you and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes hereof.

(c)    The Board of Directors shall have the power to amend the RSUs to permit the immediate vesting of the RSUs (and to terminate any unvested RSUs) and the distribution of the underlying Shares prior to the effectiveness of (i) any disposition of substantially all of the assets of the Company, (ii) the shutdown, discontinuance of operations or dissolution of the Company, or (iii) the merger or consolidation of the Company with or into any other unrelated corporation.

4.    If you are resident outside of the United States, you agree, as a condition of the grant of the RSUs, to repatriate all payments attributable to the Shares and/or cash acquired under the 2011 Plan (including, but not limited to, dividends, dividend equivalents and any proceeds derived from the sale of the Shares acquired pursuant to the RSUs) required by and in accordance with local foreign exchange rules and regulations in your country of residence. In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in your country of residence. Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence.

5.    If you are resident in a country that is a member of the European Union, the grant of the RSUs and these Terms and Conditions are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of these Terms and Conditions is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

6.    Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the subsequent sale of any Shares acquired pursuant to the RSUs and the receipt of any dividends or dividend equivalents and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items. Further, if you become subject to taxation in more than one country between the grant date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company may be required to withhold or account for Tax-Related Items in more than one country.

Prior to any taxable event (or such later date(s) as specified in a valid deferral election form), if your country of residence (and/or the country services as a director occur, if different) requires withholding of Tax-Related Items, the Company shall withhold a number of whole Shares that have an aggregate Fair Market Value that the Company, taking into account local requirements and administrative issues, determines in its sole discretion is appropriate to cover withholding for Tax-Related Items with respect to the Shares. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items. In cases where the Fair Market Value of the number of whole Shares withheld is greater than the amount required to be paid to the relevant government authorities with respect to withholding for Tax-Related Items, the Company shall make a cash payment to you equal to the difference as soon as administratively practicable. In the event that withholding in Shares is prohibited or problematic under applicable law or otherwise may trigger adverse consequences to the Company, the Company shall withhold the Tax-Related Items required to be withheld with respect to the Shares in cash from your director fees or other amounts payable to you. In the event the withholding requirements are not satisfied through the withholding of Shares or through your director fees or other amounts payable to you by the Company, no Shares will be issued to you (or your estate) unless and until satisfactory arrangements have been made by you with respect to the payment of any Tax-Related Items that the Company determines, in its sole discretion, should be withheld or collected with respect to such RSUs. By accepting these RSUs, you expressly consent to the withholding of Shares and/or withholding from your director fees or other amounts payable to you as provided for hereunder. All other Tax-Related Items related to the RSUs and any Shares delivered in payment thereof are your sole responsibility.

7.    The RSUs are intended to be exempt from the requirements of Code Section 409A. The 2011 Plan and these Terms and Conditions shall be administered and interpreted in a manner consistent with this intent. If the Company determines that these Terms and Conditions are subject to Code Section 409A and that it has failed to comply with the requirements of that Section, the Company may, at the Company’s sole discretion, and without your consent, amend these Terms and Conditions to cause them to comply with Code Section 409A or be exempt from Code Section 409A.

8.    The RSUs shall be transferable only by will or the laws of descent and distribution. If you purport to make any transfer of the RSUs, except as aforesaid, the RSUs and all rights thereunder shall terminate immediately.

9.    The RSUs shall not be vested in whole or in part, and the Company shall not be obligated to issue any Shares subject to the RSUs, if such issuance would, in the opinion of counsel for the Company, violate the Securities Act of 1933 or any other U.S. federal, state or non-U.S. statute having similar requirements as it may be in effect at the time. The RSUs are subject to the further requirement that, if at any time the Board of Directors shall determine in its discretion that the listing or qualification of the Shares subject to the RSUs under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the issuance of Shares pursuant to the RSUs, the RSUs may not be vested in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

10.    The grant of the RSUs shall not confer upon you any right to serve as a Director of the Company nor limit in any way the right of the Company to terminate your service as a Director at any time. You shall have no rights as a shareholder of the Company with respect to any Shares issuable upon the vesting of the RSUs until the date of issuance of such Shares.

11.     You acknowledge and agree that the 2011 Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the RSUs under the 2011 Plan is a one-time benefit and does not create any contractual or other right to receive a grant of RSUs or any other award under the 2011 Plan or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of Shares subject to the grant, and the vesting provisions. Any amendment, modification or termination of the 2011 Plan shall not constitute a change or impairment of the terms and conditions of your service as a Director of the Company.

12.    Your participation in the 2011 Plan is voluntary.

13.    These Terms and Conditions shall bind and inure to the benefit of the Company, its successors and assigns and you and your estate in the event of your death.

14.    The Company is located at 2825 Airview Boulevard Kalamazoo, Michigan 49002, U.S.A. and grants RSUs under the 2011 Plan to employees and directors of the Company and Subsidiaries in its sole discretion. In conjunction with the Company’s grant of the RSUs under the 2011 Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). In accepting the grant of the RSUs, you expressly and explicitly consent to the Personal Data Activities as described herein.

(a)    The Company collects, processes and uses your personal data, including your name, home address, email address, and telephone number, date of birth, social insurance number or other identification number, citizenship, any Shares or directorships held in the Company, and details of all RSUs or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you. In granting the RSUs under the Plan, the Company will collect your personal data for purposes of allocating Shares and implementing, administering and managing the 2011 Plan. The Company’s legal basis for the collection, processing and usage of your personal data is your consent.

(b)     The Company transfers your personal data to UBS Financial Services Inc., an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the 2011 Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share your personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for you, if an account is not already in place, to receive and trade Shares acquired under the 2011 Plan. You will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to your ability to participate in the 2011 Plan.

(c)     The Company and the Stock Plan Administrator are based in the United States. You should note that your country of residence may have enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of your personal data to the United States is your consent.

(d)     Your participation in the 2011 Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you withdraw your consent, you may be unable to participate in the 2011 Plan. This would not affect your existing directorship or your annual cash retainer; instead, you merely may forfeit the opportunities associated with the 2011 Plan.

You may have a number of rights under the data privacy laws in your country of residence. For example, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in your country or residence, and/or (vi) request a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights, you should contact the Company’s Human Resources Department.

15.    The grant of the RSUs is not intended to be a public offering of securities in your country of residence. The Company has not submitted any registration statement, prospectus or other filing(s) with the local securities authorities (unless otherwise required under local law). No employee of the Company is permitted to advise you on whether you should acquire Shares under the 2011 Plan or provide you with any legal, tax or financial advice with respect to the grant of the RSUs. The acquisition of Shares involves certain risks, and you should carefully consider all risk factors and tax considerations relevant to the acquisition of Shares under the 2011 Plan or the disposition of them. Further, you should carefully review all of the materials related to the RSUs and the 2011 Plan, and you should consult with your personal legal, tax and financial advisors for professional advice in relation to your personal circumstances.

    16.    All questions concerning the construction, validity and interpretation of the RSUs and the 2011 Plan shall be governed and construed according to the laws of the state of Michigan, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the RSUs or the 2011 Plan shall be brought only in the state or federal courts of the state of Michigan.

17.    The Company may, in its sole discretion, decide to deliver any documents related to the RSUs or other awards granted to you under the 2011 Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the 2011 Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.    The invalidity or unenforceability of any provision of the 2011 Plan or these Terms and Conditions shall not affect the validity or enforceability of any other provision of the 2011 Plan or these Terms and Conditions.

19.    If you are resident outside of the United States, you acknowledge and agree that it is your express intent that these Terms and Conditions, the 2011 Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs be drawn up in English. If you have received these Terms and Conditions, the 2011 Plan or any other documents related to the RSUs translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.

20.    Notwithstanding any provisions of these Terms and Conditions to the contrary, the RSUs shall be subject to any special terms and conditions for your country of residence set forth in an addendum to these Terms and Conditions (an “Addendum”). Further, if you transfer your residence to another country reflected in an Addendum to these Terms and Conditions at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the award and the 2011 Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, any applicable Addendum shall constitute part of these Terms and Conditions.
21.    The Company reserves the right to impose other requirements on the RSUs, any Shares acquired pursuant to the RSUs, and your participation in the 2011 Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the award and the 2011 Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

STRYKER CORPORATION

ADDENDUM TO
TERMS AND CONDITIONS
RELATING TO RESTRICTED STOCK UNITS GRANTED
PURSUANT TO THE 2011 PLAN, AS AMENDED AND RESTATED

In addition to the terms of the 2011 Plan and the Terms and Conditions, the RSUs are subject to the following additional terms and conditions (the “Addendum”). All capitalized terms as contained in this Addendum shall have the same meaning as set forth in the 2011 Plan and the Terms and Conditions. Pursuant to Section 20 of the Terms and Conditions, if you transfer your residence and/or employment to another country reflected in an Addendum at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations, or to facilitate the operation and administration of the award and the 2011 Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).

European Union (“EU”) / European Economic Area (“EEA”)

1.    Data Privacy. If you reside and/or you work in the EU / EEA, the following provision replaces Section 14 of the Terms and Conditions:

The Company is located at 2825 Airview Boulevard Kalamazoo, Michigan 49002, U.S.A. and grants RSUs under the 2011 Plan to employees and directors of the Company and its Subsidiaries in its sole discretion. You should review the following information about the Company’s data processing practices.

(a)    Data Collection, Processing and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes and uses certain personally-identifiable information about you for the legitimate interest of implementing, administering and managing the 2011 Plan and generally administering equity awards; specifically, including your name, home address, email address and telephone number, date of birth, social insurance number or other identification number, citizenship, any Shares or directorships held in the Company, and details of all options or any other awards granted, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you. In granting the RSUs under the 2011 Plan, the Company will collect your personal data for purposes of allocating Shares and implementing, administering and managing the 2011 Plan. The Company’s collection, processing, use and transfer of your personal data is necessary for the performance of the Company’s contractual obligations under the Plan and pursuant to the Company’s legitimate interest of managing and generally administering equity awards. Your refusal to provide personal data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the 2011 Plan. As such, by participating in the

2011 Plan, you voluntarily acknowledge the collection, processing and use of your personal data as described herein.

(b)    Stock Plan Administration Service Provider. The Company transfers participant data to UBS Financial Services Inc., an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the 2011 Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share your data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for you, if an account is not already in place, to receive and trade Shares acquired under the 2011 Plan. You will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to your ability to participate in the 2011 Plan.

(c)    International Data Transfers. The Company and the Stock Plan Administrator are based in the United States. The Company can only meet its contractual obligations to you if your personal data is transferred to the United States. The Company’s legal basis for the transfer of your personal data to the United States is to satisfy its contractual obligations to you and/or its use of the standard data protection clauses adopted by the EU Commission.

(d)    Data Retention. The Company will use your personal data only as long as is necessary to implement, administer and manage your participation in the 2011 Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs your personal data, the Company will remove it from its systems. If the Company keeps your data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(e)    Data Subject Rights. You may have a number of rights under data privacy laws in your country of residence. For example, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in your country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding your rights or to exercise your rights, you should contact the Company’s Human Resources Department.

AUSTRALIA

1.RSUs Conditioned on Satisfaction of Regulatory Obligations. If you are (a) a director of a Subsidiary incorporated in Australia, or (b) a person who is a management-level executive of a Subsidiary incorporated in Australia and who also is a director of a Subsidiary incorporated outside of the Australia, the grant of the RSUs is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) in Australia.

The Australian Offer document can be accessed here [UBS INSERT LINK HERE]

BRAZIL

1.    Compliance with Law. By accepting the RSUs, you acknowledge and agree to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of the RSUs, the issuance and/or sale of Shares acquired under the 2011 Plan and the receipt of any dividends.

CANADA

1.    Settlement in Shares. Notwithstanding anything to the contrary in the Terms and Conditions or the 2011 Plan, the RSUs shall be settled only in Shares (and may not be settled in cash).

2.    Use of English Language.  If you are a resident of Quebec, by accepting your RSUs, you acknowledge and agree that it is your wish that the Terms and Conditions, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to your RSUs, either directly or indirectly, be drawn up in English.

Langue anglaise. En acceptant l'allocation de vos RSUs, vous reconnaissez et acceptez avoir souhaité que le Termes et Conditions, le présent avenant, ainsi que tous autres documents exécutés, avis donnés et procédures judiciaires intentées, relatifs, directement ou indirectement, à l'allocation de vos RSUs, soient rédigés en anglais.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE PROVISIONS OF THE 2011 PLAN, THE TERMS AND CONDITIONS AND THIS ADDENDUM.

PLEASE SIGN AND RETURN THIS ADDENDUM VIA EMAIL NO LATER THAN APRIL 30, 2019 TO STOCKPLANADMINISTRATION@STRYKER.COM.

___________________________________     ______________________________
Signature                    Name (Printed)

_____________________
Date

CHINA

1.    RSUs Conditioned on Satisfaction of Regulatory Obligations. If you are a People’s Republic of China (“PRC”) national, the grant of the RSUs is conditioned upon the Company securing all necessary approvals from the PRC State Administration of Foreign Exchange to permit the operation of the 2011 Plan and the participation of PRC nationals, as determined by the Company in its sole discretion.

2.    Sale of Shares. Notwithstanding anything to the contrary in the 2011 Plan, upon any termination of your relationship with the Company, you shall be required to sell all Shares acquired under the 2011 Plan within such time period as may be established by the PRC State Administration of Foreign Exchange.

3.     Exchange Control Restrictions. You acknowledge and agree that you will be required immediately to repatriate to the PRC the proceeds from the sale of any Shares acquired under the 2011 Plan, as well as any other cash amounts attributable to the Shares acquired under the 2011 Plan (collectively, “Cash Proceeds”). Further, you acknowledge and agree that the repatriation of the Cash Proceeds must be effected through a special bank account established by the local company, the Company or one of its Subsidiaries, and you hereby consent and agree that the Cash Proceeds may be transferred to such account by the Company on your behalf prior to being delivered to you. The Cash Proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the Cash Proceeds are paid to you in U.S. dollars, you understand that a U.S. dollar bank account must be established and maintained in China so that the proceeds may be deposited into such account. If the Cash Proceeds are paid to you in local currency, you acknowledge and agree that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the Cash Proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the Shares are sold and the Cash Proceeds are converted into local currency and distributed to you. You further agree to comply with any other requirements that may be imposed by the local company, the Company and its Subsidiaries in the future in order to facilitate compliance with exchange control requirements in the PRC.

FINLAND

1.    Withholding of Tax-Related Items. Notwithstanding anything in Section 6 of the Terms and Conditions to the contrary, if you are a local national of Finland, any Tax-Related Items shall be withheld only in cash or other amounts payable to you in cash or such other withholding methods as may be permitted under the 2011 Plan and allowed under local law.

FRANCE

1.    Use of English Language.  By accepting your RSUs, you acknowledge and agree that it is your wish that the Terms and Conditions, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to your RSUs, either directly or indirectly, be drawn up in English.

Langue anglaise. En acceptant l'allocation de vos RSUs, vous reconnaissez et acceptez avoir souhaité que le Termes et Conditions, le présent avenant, ainsi que tous autres documents exécutés, avis donnés et procédures judiciaires intentées, relatifs, directement ou indirectement, à l'allocation de vos RSUs, soient rédigés en anglais.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE PROVISIONS OF THE 2011 PLAN, THE TERMS AND CONDITIONS AND THIS ADDENDUM.

PLEASE SIGN AND RETURN THIS ADDENDUM VIA EMAIL NO LATER THAN APRIL 30, 2019 TO STOCKPLANADMINISTRATION@STRYKER.COM.

___________________________________     ______________________________
Signature                    Name (Printed)

_____________________
Date

HONG KONG

1.    Important Notice. Warning: The contents of the Terms and Conditions, this Addendum, the 2011 Plan, and all other materials pertaining to the RSUs and/or the 2011 Plan have not been reviewed by any regulatory authority in Hong Kong. You are hereby advised to exercise caution in relation to the offer thereunder. If you have any doubts about any of the contents of the aforesaid materials, you should obtain independent professional advice.

2.    Lapse of Restrictions. If, for any reason, Shares are issued to you within six (6) months of the grant date, you agree that you will not sell or otherwise dispose of any such Shares prior to the six-month anniversary of the grant date.

3.    Settlement in Shares. Notwithstanding anything to the contrary in this Addendum, the Terms and Conditions or the 2011 Plan, the RSUs shall be settled only in Shares (and may not be settled in cash).

4.    Nature of the Plan. The Company specifically intends that the 2011 Plan will not be treated as an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). To the extent any court, tribunal or legal/regulatory body in Hong Kong determines that the 2011 Plan constitutes an occupational retirement scheme for the purposes of ORSO, the grant of the RSUs shall be null and void.

INDIA

1.    Repatriation Requirements. You expressly agree to repatriate all sale proceeds and dividends attributable to Shares acquired under the 2011 Plan in accordance with local foreign exchange rules and regulations. Neither the Company, the local company or any of the Company’s Subsidiaries shall be liable for any fines or penalties resulting from your failure to comply with applicable laws, rules or regulations.

NETHERLANDS

1.    Waiver of Termination Rights. As a condition to the grant of the RSUs, you hereby waive any and all rights to compensation or damages as a result of the termination of your relationship with the Company and the local company for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the 2011 Plan, or (b) you ceasing to have rights under or ceasing to be entitled to any awards under the 2011 Plan as a result of such termination.

2.    Tax Deferral Upon Retirement. Unless you otherwise elect by contacting Stryker no later than April 30, 2019, you hereby agree that upon Retirement eligibility, the RSUs shall not become taxable until the date of settlement when Shares are actually delivered or otherwise made available.

RUSSIA

1.    IMPORTANT NOTIFICATION. If you are a citizen of the Russian Federation, any cash proceeds derived from the 2011 Plan (including any dividend equivalents payable in cash but excluding cash dividends) must be remitted directly to a personal bank account opened with an authorized bank in the Russian Federation (an “Authorized Russian Account”). Thereafter, you may, in your sole discretion, personally transfer such amounts from your Authorized Russian Account to a bank account legally established outside of the Russian Federation with a non-Russian bank located in the Organization for Economic Co-operation and Development or the Financial Action Task Force countries (an “Authorized Foreign Account”). Cash dividends (but not dividend equivalents payable in cash) can be remitted directly to an Authorized Foreign Account. However, you are required to notify the Russian tax authorities within one month of opening or closing an Authorized Foreign Account or changing the account details. You also are required to file quarterly reports of any transactions involving any Authorized Foreign Account you hold with the Russian tax authorities.
2.    SECURITIES LAW NOTIFICATION. The grant of RSUs and the issuance of Shares upon vesting are not intended to be an offering of securities with the Russian Federation, and the Terms and Conditions, the 2011 Plan, this Addendum and all other materials that you receive in connection with the grant of RSUs and your participation in the 2011 Plan (collectively, “Grant Materials”) do not constitute advertising or a solicitation within the Russian Federation. In connection with your grant of RSUs, the Company has not submitted any registration statement, prospectus or other filing with the Russian Federal Bank or any other governmental or regulatory body within the Russian Federation, and the Grant Materials expressly may not be used, directly or indirectly, for the purpose of making a securities offering or public circulation of Shares within the Russian Federation.

SINGAPORE

1.    Qualifying Person Exemption. The following provision shall replace Section 15 of the Terms and Conditions:

The grant of the RSUs under the 2011 Plan is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2011 Ed.) (“SFA”). The 2011 Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that, as a result, the RSUs are subject to section 257 of the SFA and you will not be able to make (a) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the RSUs in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2011 Ed.).

SOUTH AFRICA

1.    Exchange Control Obligations. You are solely responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa. As the Exchange Control Regulations change frequently and without notice, you should consult your legal advisor prior to the acquisition or sale of Shares under the 2011 Plan to ensure compliance with current Exchange Control Regulations. Neither the Company nor any of its Subsidiaries will be liable for any fines or penalties resulting from your failure to comply with applicable laws.

2.    Securities Law Information and Deemed Acceptance of RSUs.  Neither the RSUs nor the underlying Shares shall be publicly offered or listed on any stock exchange in South Africa.  The offer is intended to be private pursuant to Section 96 of the Companies Act and is not subject to the supervision of any South African governmental authority. Pursuant to Section 96 of the Companies Act, the RSU offer must be finalized on or before the 60th day following the grant date.  If you do not want to accept the RSUs, you are required to decline the RSUs no later than the 60th day following the grant date.  If you do not reject the RSUs on or before the 60th day following the grant date, you will be deemed to accept the RSUs.

SOUTH KOREA

1.    Consent to Collection, Processing and Transfer of Personal Data. By electronically accepting the Terms and Conditions, you agree to the collection, use, processing and transfer of Data as described in Section 14 of the Terms and Conditions; and you agree to the processing of your unique identifying information (resident registration number) as described in Section 14 of the Terms and Conditions.

TURKEY

1.    Securities Law Information. Under Turkish law, you are not permitted to sell any Shares acquired under the 2011 Plan within Turkey. The Shares are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol “SYK” and the Shares may be sold through this exchange.

2.    Financial Intermediary Obligation. You acknowledge that any activity related to investments in foreign securities (e.g., the sale of Shares) should be conducted through a bank or financial intermediary institution licensed by the Turkey Capital Markets Board and should be reported to the Turkish Capital Markets Board. You solely are responsible for complying with this requirement and should consult with a personal legal advisor for further information regarding any obligations in this respect.

UNITED KINGDOM

1.    Income Tax and Social Insurance Contribution Withholding. The following provision shall supplement Section 6 of the Terms and Conditions:

Without limitation to Section 6 of the Terms and Conditions, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company, the local company or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and/or the local company against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC on your behalf (or any other tax authority or any other relevant authority).
2.    Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages in consequence of the termination of your service with the Company and the local company for any reason whatsoever and whether or not in breach of contract, insofar as any purported claim to such entitlement arises or may arise from your ceasing to have rights under or to be entitled to vest in the RSUs as a result of such termination of service (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the RSUs. Upon the grant of the RSUs, you shall be deemed irrevocably to have waived any such entitlement.